EXHIBIT 10

                      EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, dated as of March 11, 1997, by and between HOUSECALL MEDICAL RESOURCES, INC., a Delaware corporation (the "Company"), and DANIEL J. KOHL (the "Employee").

                      W I T N E S S E T H:

          WHEREAS the Company desires to induce the Employee to enter into employment with the Company for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

          NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

          1.   EMPLOYMENT.  (a)  The Company hereby employs the
Employee, and the Employee hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

          (b) The Employee affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement.

          2. TERM OF EMPLOYMENT. (a) Unless (i) earlier terminated as provided in this Agreement or (ii) extended as provided in Section 2(b) below, the term of the Employee's employment under this Agreement shall be for a period beginning on the date hereof and ending on March 11, 2000 (such period from the date hereof until March 11, 2000 (or, if the Employee's employment hereunder is earlier terminated or extended as provided herein, such shorter or longer period, as the case may
be) being hereinafter called the "Employment Term").

          (b)  The Employment Term shall be extended
automatically on March 11, 2000 and on each March 11 thereafter (each such date being referred to herein as an "Extension Date") for an additional one-year period unless the Company or the Employee gives notice to the other party hereto not less than thirty (30) days prior to the Extension Date of its or his election not to extend the Employment Term, in which event the Employment Term shall terminate on such Extension Date.

          (c) In the event that the Employee continues in the full-time employ of the Company after the end of the Employment Term (it being expressly understood and agreed that the Company does not now, nor hereafter shall have, any obligation to continue the Employee in its employ whether or not on a full-time basis, after said Employment Term ends), then, unless otherwise expressly agreed to by the Employee and the Company in writing, the Employee's continued employment by the Company shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by the Company at will, but shall in all
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other respects be subject to the terms and conditions of this
Agreement.

          3. DUTIES. The Employee shall be employed as President and Chief Executive Officer of the Company, shall faithfully and competently perform such duties as are specified in the By-laws of the Company or such other duties in a senior executive managerial position as the Board of Directors shall from time to time determine and shall also perform and discharge such other employment duties and responsibilities as the Board of Directors of the Company may from time to time prescribe. The Employee shall perform his duties at such places and times as the Board of Directors of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full time throughout the Employment Term to the services required of him hereunder. The Employee shall render his services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

          4. SALARY AND BONUS. (a) SALARY. As compensation for the complete and satisfactory performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of not less than Two Hundred Thirty Thousand Dollars ($230,000) (said amount, together with any adjustments or increments thereto as may be determined from time to time by the Board of Directors of the Company in its sole discretion, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect.

          (B) BONUS. The Employee shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in an amount not to exceed (i) $25,000 for the fiscal year ending June 30, 1997 and (ii) one-half of the Employee's Salary for each such fiscal year thereafter. The actual amount of any such bonus compensation shall be determined by the Board of Directors of the Company in its sole discretion on the basis of performance-based criteria to be established from time to time by the Board of Directors in its sole discretion.

          Nothing contained herein and no action taken in respect of any bonus (or otherwise in respect of this Section 4(b)) shall create or be construed to create a trust of any kind. The Employee's right to receive any bonus pursuant to this Section 4(b) shall be no greater than the right of an unsecured general creditor of the Company to receive payment from the Company. Any bonus paid under this Section 4(b) shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of any bonus hereunder.

          (c) Withholding, Etc. The payment of any Salary and bonus hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans.

                  5.   BENEFITS.  During the Employment Term, the
Employee shall:

          (a) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

          (b) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

          (c) be entitled to annual paid vacation in accordance with the Company policy that may be applicable to key executive employees from time to time;

          (d) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to key executive employees from time to time; and

          (e) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company's policies applicable thereto.

          6.   INVENTIONS AND CONFIDENTIAL INFORMATION.  The
Employee hereby covenants, agrees and acknowledges as follows:

          (a) The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its businesses and that as part of the Employee's employment by the Company the Employee is (or may be) expected to make new contributions and inventions of value to the Company.

          (b) The Employee's employment hereunder creates a relationship of confidence and trust between the Employee and the Company with respect to certain information pertaining to the business of the Company and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of the Company or its Affiliates which may be made known to the Employee by the Company or any of its Affiliates or by any client or customer of the Company or any of its Affiliates or learned by the Employee during the period of his employment by the Company.

          (c) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered or developed by, or made known to, the Employee during the period of his employment or arising out of his employment) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

          (d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by the Employee (whether at the request or suggestion of the Company, any of its Affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment by the Company which may pertain to the business, products, or processes of the Company or any of its Affiliates (collectively, hereinafter referred to as "Inventions"), will be promptly and fully disclosed by the Employee to an appropriate executive officer of the Company (other than the Employee) and shall be the Company's exclusive property, and the Employee will promptly execute and/or deliver to an appropriate executive officer of the Company (other than the Employee) without any additional compensation therefor, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Inventions made, developed or created by him as aforesaid. For the purposes of this Agreement, the term "Affiliate" or "Affiliates" shall mean any corporation or other entity (i) which owns the Company in whole or in part, or which controls the Company directly or indirectly, whether through common control or otherwise, (ii) which is owned by the Company in whole or in part, or which is controlled, directly or indirectly, by the Company or (iii) which is under the common control, directly or indirectly, of the Company and any person or entity; provided, however, that notwithstanding anything to the contrary expressed or implied in clauses (i) through (iii) above, the term "Affiliate" shall not include Welsh, Carson, Anderson & Stowe VI, L.P. ("WCAS VI") or any corporation or other entity which would be deemed to be an Affiliate pursuant to clause (i), (ii) or (iii) above solely because such corporation or other entity is an affiliate of WCAS VI.

          (e) The Employee will keep confidential and will hold for the Company's sole benefit any Invention which is to be the exclusive property of the Company under this Section 6 for which no patent, copyright, trademark or other right or protection is issued.

          (f) The Employee also agrees that he will not without the prior written consent of an appropriate executive officer of the Company (other than the Employee) (i) use for his benefit or disclose at any time during his employment by the Company, or thereafter, except to the extent required by the performance by him of his duties as an employee of the Company, any information obtained or developed by him while in the employ of the Company with respect to any Inventions or with respect to any customers, clients, suppliers, products, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any of its Affiliates, or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by him not permitted hereunder, or (ii) take with him upon leaving the employ of the Company any document or paper relating to any of the foregoing or any physical property of the Company or any of its Affiliates.

          (g) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

          (h) The Employee agrees that upon termination of his employment by the Company for any reason, the Employee shall forthwith return to the Company all documents and other property in his possession belonging to the Company or any of its Affiliates.

          (i) Without limiting the generality of Section 10 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

          7.   TERMINATION.   (a)  The Employee's employment
hereunder shall be terminated upon the occurrence of any of the following:

          (i)  death of the Employee;

         (ii) termination of the Employee's employment hereunder by the Employee at any time for any reason whatsoever
     (including, without limitation, resignation or retirement), other than as a direct result of the matters described in clause (iii) below;

        (iii) termination of the Employee's employment hereunder by the Employee as a result of (x) a breach by the Company of a material provision of this Agreement if such breach continues for thirty (30) days after the Employee shall have given written notice of such breach to the Board of Directors of the Company (which notice shall include a description of the breach and a reference to this Section) or (y) the relocation of the principal executive offices of the Company to a location more than twenty miles outside of the Atlanta, Georgia metropolitan region (or any requirement by the Company that the Employee relocate his principal residence to such a location);

         (iv) termination of the Employee's employment hereunder by the Company because of the Employee's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months;

          (v) termination of the Employee's employment hereunder by the Company at any time "for cause," such termination to take effect immediately upon written notice from the Company to the Employee; and

         (vi) termination of the Employee's employment hereunder by the Company at any time, other than termination by reason of disability or incapacity as contemplated by clause (iv) above or termination by the Company "for cause" as contemplated by clause (v) above.

          The following actions, failures or events by or affecting the Employee shall constitute "cause" for termination within the meaning of clause (v) above: (1) conviction of having committed a felony, (2) acts of dishonesty or moral turpitude which are materially detrimental to the Company and/or its Affiliates, (3) acts or omissions which the Employee knew or should have reasonably known were likely to materially damage the business of the Company and/or any Affiliate of the Company, other than any such acts or omissions (x) reasonably believed by the Employee to be necessary to avoid greater material damage to the business of the Company and/or any such Affiliate and
(y) disclosed by the Employee to the Board of Directors of the Company prior to or immediately following such act or omission,
(4) failure by the Employee to obey the reasonable and lawful orders of the Board of Directors (provided that the Employee shall have received written notice of such failure and shall not have cured such failure within a reasonable period of time under the circumstances (which period shall not exceed thirty days in any event)), or (5) gross negligence by the Employee in the performance of, or willful disregard by the Employee of, his obligations hereunder.

          (b) In the event that the Employee's employment is terminated (x) by the Employee pursuant to Section 7(a)(iii) above or (y) by the Company pursuant to Section 7(a)(vi) above, the Company shall pay to the Employee, as severance pay or liquidated damages or both, the amount of Salary, if any, which the Employee would have otherwise been entitled to receive pursuant to Section 4 hereof for the twelve-month period following the date of termination (had the Employee's employment not been so terminated) (such amount being referred to herein as the "Severance Payments" and such period being herein referred to as the "Severance Period"); provided, however, that the Severance Payments payable pursuant to this Section 7(b) shall be reduced by any amounts earned by the Employee as a result of his employment by any business (whether as a director, officer, employee, manager, owner, consultant, independent contractor, advisor or otherwise) during the Severance Period.

          (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 7(b) above, the Company (and its Affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for "cause"), other than (i) such amounts, if any, of his Salary and bonus as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts which may be then otherwise payable to the Employee from the Company's benefits plans or reimbursement policies, if any.

          (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

          8. NON-ASSIGNABILITY. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries, or legal representatives without the Company's prior written consent provided, however, that nothing in this Section 8(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

          (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          9. COMPETITION, ETC. During the Employee's employment by the Company and during the one (1) year period following the termination of the Employee's employment hereunder for any reason whatsoever:

          (a) the Employee will not make any statement or perform any act intended to advance an interest of any competitor of the Company or any of its Affiliates in any way that will or may injure an interest of the Company or any of its Affiliates in its relationship and dealings with existing or potential customers or clients, or solicit or encourage any other employee of the Company or any of its Affiliates to do any act that is disloyal to the Company or any of its Affiliates or inconsistent with the interest of the Company or any of its Affiliate's interests or in violation of any provision of this Agreement;

          (b) the Employee will not discuss with any existing or potential customers or clients of the Company or any of its Affiliates the present or future availability of services or products of a business, if the Employee has or expects to acquire a proprietary interest in such business or is or expects to be an employee, officer or director of such business, where such services or products are competitive with services or products which the Company or any of its Affiliates provides;

          (c) the Employee agrees that, when the Employee has or expects to acquire a proprietary interest in, or is or expects to be made an employee, officer or director of, any existing or future business that provides services or products in competition with the Company or any of its Affiliates, the Employee will immediately furnish to the Board of Directors of the Company all information that may reasonably be of assistance to the Company in acting promptly to protect its relationships with any existing or potential customers or clients with whom the Employee has had any dealings as a result of his employment by the Company or any of its Affiliates;

          (d) the Employee will not make any statement or do any act intended to cause any existing or potential customers or clients of the Company or any of its Affiliates to make use of the services or purchase the products of any competitive business in which the Employee has or expects to acquire a proprietary interest or in which the Employee is or expects to be made an employee, officer or director, if such services or products in any way compete with the services or products sold or provided by the Company or any of its Affiliates to any existing customer or client;

          (e) the Employee will not directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with (i) any business or organization which engages in competition with the Company or any of its Affiliates in any geographical area where any business is presently carried on by the Company or any of its Affiliates, or (ii) any business or organization which engages in competition with the Company or any of its Affiliates in any geographical area where any business shall be hereafter, during the period of the Employee's employment by the Company, carried on by the Company or any of its Affiliates, if such business is then being carried on by the Company or any of its Affiliates in such geographical area provided, however, that the provisions of this Section 9(e) shall not be deemed to prohibit the Employee's ownership of not more than five percent (5%) of the total shares of all classes of stock outstanding of any publicly held company; and

          (f) the Employee will not directly or indirectly solicit for employment any employee of the Company or any of its Affiliates.

          For purposes of this Section 9, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of the Company or any of its Affiliates, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with the Company or any of its Affiliates, only if such person or entity in any way conducts, operates, carries out or engages in (i) the business of providing private duty nursing, respiratory therapy, hospice, infusion therapy and/or Medicare home health services in the United States, (ii) the business of selling and/or leasing durable medical equipment to home care patients, or (iii) such other business or businesses as the Company may in the future conduct in such geographical area or areas as such business or businesses are conducted by the Company, provided, however, that such other business or businesses described in this clause (iii) shall include only such business or businesses that account for not less than ten percent (10%) of the Company's total consolidated gross revenues for (x) the most recent month or
(y) if Employee's employment hereunder shall have been terminated, the month prior to the date of such termination.

          In connection with the foregoing provisions of this
Section 9, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 9 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates. It is understood and agreed that the covenants made by the Employee in this Section 9
(and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

          For purposes of this Section 9, proprietary interest in a business is ownership, whether through direct or indirect stock holdings or otherwise, of five percent (5%) or more of such business. The Employee shall be deemed to expect to acquire a proprietary interest in a business or to be made an officer or director of such business if such possibility has been discussed with any officer, director, employee, agent, or promoter of such business.

          The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this
Section 9 would be inadequate and, therefore, agrees that the Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

          10. BINDING EFFECT. Without limiting or diminishing the effect of Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

          11. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

          12. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of New
York.

          13. SEVERABILITY. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than
Section 6 or 9 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

          14. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

          15. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement, together with any option agreement or agreements executed by the parties hereto substantially concurrently herewith, constitute the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

          16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.


                              HOUSECALL MEDICAL RESOURCES, INC.



                              By   /s/ James B. Hoover
                                Name:  James B. Hoover
                                Title:  Chairman of the Board



                                  /s/ Daniel J. Kohl
                                      Daniel J. Kohl